Doral Energy Corp. Reduces Annual Interest Expense by $5.1 Million for Fiscal Year Ending July 31, 2009

Midland, Texas – November 9, 2009 – Doral Energy Corp. (OTC BB: DRLY) (“Doral” or “the Company”), announced today that it has corrected an accounting anomaly while preparing Doral’s 2009 Fiscal Year End Financial Reports. This anomaly pertained to the valuation of Macquarie Bank Limited’s Net Profit Interest as set forth in the Doral’s $50,000,000 Senior Secured Facility dated July 2008.

After the anomaly was recognized by management, Doral Energy immediately retained an independent economist to review this valuation. As a result, a revised valuation of this item has resulted in a decrease of approximately $5.1 million in annual interest expense for Doral’s fiscal year ending July 31, 2009

Doral will seek to immediately restate the following reporting periods:

  10K – Year Ended July 31, 2008
  10Q – Three Months Ended October 31, 2008
  10Q – Three Months Ended January 31, 2009
  10Q – Three Months Ended April 30, 2009

E. Will Gray II, CEO & Vice Chairman of Doral, states, “Management has worked diligently to work through our year-end financial audit to properly identify and value this accounting anomaly. We are pleased with the overall reduction in our annual interest expense which we believe will deliver the most accurate financial reports to Doral Shareholders.” Mr. Gray further states, “Additionally, Doral Management is on target to deliver its annual report on November 13, 2009 along with Doral’s Independent Third-Party SEC reserve report and we expect no further delays.”

About Doral Energy Corp.

Doral Energy Corp. (OTCBB: DRLY) is an oil and gas exploitation and production company headquartered in Midland, Texas. Doral Energy Corp.'s strategy is to grow a portfolio of under-developed production and exploitation assets with the potential for generating near-term increases in existing production through operational improvements, and longer-term development of proved undeveloped reserves by infill drilling. Doral focuses on identifying acquisitions that generate immediate cash flow from production, but which also have strong proved developed non-producing and proved undeveloped reserves that can be tapped for significant growth. The prolific Permian Basin of Texas and New Mexico is the geographic region of focus for the Company's future acquisition activity. Doral's first producing assets, the Hanson Properties in Eddy County, New Mexico, located in the northwestern Permian Basin of New Mexico, are currently producing 135 BOEPD.

Further Information

Shareholders and investors are encouraged to visit Doral Energy's website at www.DoralEnergy.com for more information.

On behalf of DORAL ENERGY CORP.

Everett Willard ("Will") Gray, II
Chief Executive Officer

Forward Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. In particular, there is no assurance that Doral will be able to re-finance its current credit facility or acquire any future properties.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases. Additional information on risks for the Company can be found in the Company's filings with the US Securities and Exchange Commission.

Contacts:
Doral Energy Corp.
Brad Holmes
Nine Greenway Plaza, Suite 550
Houston, TX 77046
(713)654-4009 - office
(713)304-6962 - cell
b_holmes@att.net